Exhibit 99.2
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FISCAL 2002 FOURTH QUARTER CONFERENCE CALL
AUGUST 1, 2002 -- 10 a.m. Central (11 a.m. EDT)


INTRODUCTION

DIRCK STEIMEL
-------------
Good morning. I'm Dirck Steimel, assistant manager of investor communications for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Suku Radia, our chief financial officer and Tom Ferree, our corporate controller. In addition, Steve Lacy, president of our Publishing Group, and Kevin O'Brien, president of our Broadcasting Group, are joining us from New York.

This morning we will discuss our fiscal 2002 fourth-quarter and year-end results, provide a brief update on our outlook for fiscal 2003, and then respond to your questions.

We are adopting SFAS No. 142 effective with fiscal 2003 which began on July 1, and this new accounting treatment will be reflected when we report fiscal 2003 first quarter results in October. However, all of the earnings per share data we will discuss this morning for the fourth quarter and fiscal 2002 includes goodwill and intangible asset amortization and is consistent with our historic reporting. Later in the call, Suku will discuss the adoption of SFAS No. 142 and its effect on our earnings guidance for the first quarter and all of fiscal 2003.

I'll also remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices, postal rates and other economic conditions; and national and world events that could interrupt broadcast television, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 2001 annual report.

Also, we want to let you know that this call is being webcast. Our formal remarks will be posted on our web site -- Meredith.com -- shortly after the call's conclusion, and the webcast will remain on our web site through August 8, 2002.

At this time, I'll turn the program over to Bill.

BILL KERR
---------

OVERVIEW

Thanks Dirck, and welcome to everyone listening. I trust most of you have had a chance to review the earnings release we distributed earlier this morning.




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I'll start the call with a short overview of our performance in the fourth quarter and the full 2002 fiscal year, and a review of some key business drivers. Following that, our group presidents, Steve and Kevin, will update you on their respective operations and give you highlights from the quarter. Suku will then outline our financial position, and will discuss the outlook for fiscal 2003. As Dirck mentioned, Suku will also address several special items, so you can have a clear understanding of our operating performance. Finally, we'll take your questions.

Looking at the fourth quarter, excluding special items, earnings were $22.6 million, or 44 cents per share, compared to $20.3 million, or $0.40 per share, in the prior-year quarter.

We were pleased by our fourth quarter operating performance.  Specifically:

-- Operating earnings rose 11 percent;

-- Comparable advertising revenues were up 4 percent, and;

-- Free cash flow was up 32 percent.

This is particularly encouraging given the advertising downturn the media industry has experienced over the last year-and-a-half.

Our performance reflects our concerted and successful efforts to build share in our markets, supported by a strengthening in the advertising market across both lines of our business.

As you may recall, when we saw the advertising recession begin to intensify about 18 months ago, we took a variety of steps. First, we tightened our belts, which led to cost reductions of 2 percent in fiscal 2001 and a further 2 percent in fiscal 2002. More importantly, we implemented several initiatives to drive revenues and increase market share.

Those initiatives included:

-- Undertaking a major management transformation in our Broadcasting Group;

-- Launching our Corporate Solutions and Home Solutions initiatives designed to capture a greater share of publishing advertisers' budgets;

-- Instituting specific market share incentives for our sellers both in publishing and broadcasting;

-- Launching a major trade industry promotional program for our Publishing
   Group;

-- Creating and implementing a performance improvement initiative for the sales, research and marketing departments at our television stations.

These steps resulted in notable market share gains during the quarter. For example:

In publishing, Better Homes and Gardens and Ladies' Home Journal, our two largest magazines, increased their commanding share of women's service field advertising revenues. They delivered a combined share of 40 percent of the

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category for the 12-month period ending with the July 2002 issues, up 2.5 percentage points from their share a year earlier.

Country Home and Traditional Home, our growing mid-sized shelter titles, also gained advertising revenue share in their competitive sets. During the 12-month period ending with the June 2002 issues, advertising revenue share for Country Home rose 3 percentage points, while the share for Traditional Home gained 2 percentage points.

In broadcasting, we continued our trend of market share gains for our group as a whole. On a same-station basis - which includes KPTV in Portland and excludes the two stations we traded to FOX - our revenues increased 5 percent for the fourth fiscal quarter, compared to an industry average of 2 percent, according to TvB data. We also posted ratings gains for news programming at most of our stations during the May sweeps period.

The changes we have made in our Broadcasting Group management team, coupled with improvements in our news and sales operations, are the primary drivers of these share gains. We have replaced five station general managers, six news directors and five general sales managers.

Our company's fourth quarter performance was a strong finish to a difficult year for our country, the media industry and Meredith. We were pleased to achieve these gains and believe we are on track for further improvements in fiscal 2003.

I'll also note that financial stability has long been a hallmark at Meredith. In fiscal 2002, we reduced our overall debt by $85 million to $385 million. Additionally, we invested more than $30 million buying back our shares, and we continue to buy shares in the current quarter.

With that, I'll turn the call over to Steve for a Publishing update.


PUBLISHING

STEVE LACY
----------
Thanks, Bill. It's great to have the opportunity to discuss the solid fourth-quarter performance we delivered in the Publishing Group, which included both revenue and operating profit gains. Our business and consumer touch-points showed increased strength, an indication of Meredith's unique ability to tap into the needs and wants of our advertising and marketing clients and the American consumer.

Publishing revenues in the fourth fiscal quarter were $196.7 million, versus comparable revenues of $192.3 million in the prior-year quarter. Comparable advertising revenues in our magazines were up in the mid-single digits.

Fourth-quarter publishing operating profit was $37.0 million, up 6 percent from the $34.9 million in the prior-year quarter.

We posted positive results across almost all areas in the group, including advertising sales, circulation and interactive media. Integrated marketing was an exception, primarily due to reductions in the volumes of activity in some existing programs. We are, however, encouraged by several new relationships that bode well for the future.
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While it continues to be difficult to predict future advertising spending, our fourth-quarter performance represents a significant improvement over the declines we experienced earlier in the fiscal year.

And we are seeing that momentum carry into the first quarter of fiscal 2003. For the first quarter, advertising revenues and pages are running up in the low-single digits.

Now, let me share a few examples of fourth quarter achievements, beginning with some business-to-business successes.

Bill noted that Better Homes and Gardens and Ladies' Home Journal increased their commanding share of women's service advertising revenues. Combined fourth-quarter advertising revenues for these titles were up in the low-single digits when compared to a year earlier.

Our mid-sized titles also showed advertising strength in the fourth fiscal quarter. Advertising revenues for MORE magazine rose in the mid-teens compared to a year ago. Traditional Home, which had an extra issue due to a frequency increase, saw advertising revenue more than double, while advertising revenues for Country Home rose in the low-single digits.

We continue to see very strong performance from Midwest Living with fourth-quarter revenues up in the high teens. It has set advertising records for three consecutive issues through the spring, summer and fall. Midwest Living posted gains in several advertising categories, including home improvement and automobiles, to accompany its traditional strength in the travel category.

Also in the business-to-business arena, we are enjoying success in our initiative to establish stronger links between our advertising clients and individual consumers. We recently completed a very successful program that linked Better Homes and Gardens with Wegmans Supermarkets, a leading food retailer in the northeast. The program was sponsored by several leading food and consumer product manufacturers, including Nestle, Kraft and Kodak, and featured in-store cooking demonstrations by Better Homes and Gardens food editors that drew overflow crowds.

The Wegmans program, which started as a magazine retail promotion, evolved into a much deeper relationship. We are currently working with Wegmans to expand this program, and also believe there are opportunities to develop similar relationships with supermarket and drug store chains around the country.

Meredith Corporate Solutions, which was formed to create multi-platform marketing programs, continues to help us build client relationships and increase advertising sales across all of our properties. We are beginning the second phase of our program with the allergy medicine Clarinex. This is a comprehensive multi-media marketing campaign, which also includes advertising in Better Homes and Gardens, Ladies' Home Journal, Country Home and Traditional Home magazines.

During the fourth quarter integrated marketing produced a custom magazine called Kitchen Style for Armstrong World Industries. To create that particular magazine, we built three complete kitchen sets, from which we photographed 12 distinctive looks. The initial press run was 250,000 for the magazine, which is being used by Armstrong to showcase new and existing residential flooring products.
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Also, our book and integrated marketing operations are teaming up to produce a
96-page recipe booklet for McCormick & Company, Inc., the world's largest spice company. We will produce 2 million of these booklets. They will be placed in special displays at supermarkets across the country, and will be offered as a premium to consumers who buy McCormick products.

And, as we told you last quarter, integrated marketing is gearing up to deliver the first of the customer loyalty magazines that we are producing to promote the Chrysler, Dodge and Jeep brands. The circulation for the entire project is more than 6 million for each issue.

Turning to our consumer touch-points, we are encouraged by the strong results we posted in the most recent Mediamark Research, or MRI, study. Readership for our flagship magazine, Better Homes and Gardens, rose 4 percent to 39 million, compared to the fall 2001 study. That's the highest readership level in the 80-year history of the magazine, and its readership is now 50 percent higher than its closest competitor in the Women's Service Field.

The MRI study also revealed that the audience for Country Home rose more than 14 percent, compared to the fall of 2001, a much better showing than the competitors in its category. Traditional Home scored a 6 percent gain in readership in the study, achieving an all-time high for readership for that magazine. Traditional Home's median household income increased by 11 percent from the fall 2001 study to nearly $75,000. That median income puts Traditional Home second in the category after only ARCHITECTURAL DIGEST. The study also revealed that Traditional Home's median income is approximately 15 percent higher than MARTHA STEWART LIVING, and approximately 20 percent above HOUSE BEAUTIFUL.

We believe these readership increases are directly related to our long-term commitment to strong circulation economics. In early 2000 we launched a program to increase our use of direct mail to generate subscriptions by mailing deeper and more effectively into our consumer database. As a result, we have further improved the quality of our already-strong subscriber base for the magazine business.

Additionally, our newsstand performance continues to outpace the industry. Our newsstand revenues were up in the low teens in fiscal 2002, fueled by a particularly strong fourth fiscal quarter.

Our newsstand success is driven by our special interest publications, our strong stable of magazines and by more than 600,000 check-out pockets at retail across the country.

Buoyed by this success, we will continue to expand our lineup of Special Interest Publications to meet our readers' needs and desires. In fiscal 2003 we will produce approximately 20 new SIPs, with a particular concentration on the food and crafts area. That will bring our total SIP issues to nearly 150 per year, up from less than 90 about five years ago.

We continue to make significant progress in our initiative to use the Internet to generate traditional magazine orders. We generated more than a half-million online subscription orders in fiscal 2002, for a total of more than 800,000 in the past two fiscal years. We have made a priority of obtaining magazine subscriptions over the Internet because of the potential for significant cost savings over time.

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As part of our ongoing efforts to serve younger readers, later this month we will conduct a major circulation test of Living Room, a lifestyle shelter magazine targeted at women in their late 20s and 30s. While we are pleased with the advertiser response to the magazine, the key to Living Room's success over time as a business will be its ability to attract a sustainable circulation base.

Our book operations represent another important consumer touch-point. Book revenues were up in the low-double digits in the fourth quarter. We expect our book operations to continue to perform well as we enter fiscal 2003.

As an example we've already pre-sold nearly 500,000 copies of the 12th edition of the Better Homes and Gardens New Cook Book, which we will release this fall. To put that into historical perspective, that's over 30 percent more copies than were pre-sold for the 11th edition back in 1996.

Additionally, we have initiated a program with The Home Depot to place copies of our popular 1-2-3 Home Improvement Book series in special displays in 500 of the chain's retail outlets. The displays will be located adjacent to the products relating to these books, creating cross-selling opportunities with other products that are sold at The Home Depot.

To summarize, in our publishing operations we saw a number of encouraging signs in the fourth quarter of fiscal 2002, and are cautiously optimistic as we enter fiscal 2003. Americans are coming home, and are turning to Meredith's publishing products to provide them with ideas and inspiration. And we are well-positioned to meet their needs and desires as we look in to the future.

With that, I'll turn it over to Kevin for a look at our Broadcasting Group.


BROADCASTING

KEVIN O'BRIEN
-------------
Thanks Steve. Our broadcasting operating profit was $12.7 million in the fourth quarter of fiscal year 2002, compared to $9.7 million for the same period of fiscal 2001. Broadcast film write-downs were excluded in both periods. Additionally, we improved our EBITDA margin by more than 2 percentage points to approximately 32 percent in the fourth fiscal quarter.

Our fourth-quarter broadcasting revenues were $70.4 million, an increase of 4 percent from the same period a year earlier. On a same-station basis, revenues were up 5 percent. The revenue increase is encouraging and is evidence that our revenue-enhancement programs are beginning to take hold, and that advertising demand continues to strengthen. In addition, expenses were flat for the quarter.

We are off to a very good start in the first quarter of fiscal 2003, with same-station advertising revenues pacing up in the low-double digits. We have seen particularly strong performance from our CBS stations, with WGCL in Atlanta leading the way with pacings up more than 30 percent.

In addition, we are encouraged by the strong pacings at our new station, KPTV in Portland, an indication of the potential we saw in creating the duopoly.


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We are making good progress in implementing our duopoly in Portland as we move to quickly merge the operations of KPTV with our existing station, KPDX. We have discontinued our 10 p.m. news on KPDX, which was competing directly with news on KPTV. In September, of course, we will move our FOX affiliation to KPTV to use its more powerful VHF signal to broadcast stronger FOX network programming, including National Football League games. This affiliation switch should increase combined revenues.

The combining of KPTV and KPDX will result in significant cost savings, especially in facilities and staff expenses. This station merger will enable us to better control syndicated programming costs and spot advertising inventory, helping us to realize higher advertising rates.

As we have previously noted, we are interested in creating duopolies to improve our efficiency. Our top priority, however, remains improving the overall performance of each station in our existing group.

To do that, we're improving the overall culture of the Broadcasting Group by rebuilding station management. We have hired people who are experienced broadcasters, and who have a passion for winning.

While we still have much to accomplish at WGCL, our CBS affiliate in Atlanta, we are seeing signs of significant progress. The station posted ratings gains in the May book for its newscasts at 5, 6 and 11 p.m. in the key adults 25-54 demographic category. The station's syndicated programming continues to perform well, led by Everybody Loves Raymond, the number one entertainment show in the Atlanta market's access period. These rating gains have been a strong factor in the improved first quarter pacings at WGCL, which I mentioned earlier.

Our CBS affiliates in Hartford, Kansas City and Saginaw each posted ratings gains in the adults 25-54 demographic for their key late evening newscasts. The ratings gains in the May book ranged from 9 to 15 percent for the three stations.

WHNS, our FOX-affiliate in Greenville, South Carolina, also posted ratings gains for its late news programming in the May book. The ratings for the station's 10 p.m. newscast rose 14 percent in the key adults 25-54 demographic. We expect more good news from WHNS when Greenville becomes a metered market in October of this year. Traditionally, this move has significantly benefited FOX stations, which have typically been under-measured in diary markets.

As Arizona experienced the worst wildfires in its history, our Phoenix station delivered the most comprehensive coverage in a very competitive market. On June 28, KPHO featured 8 1/2 hours of continuous fire coverage. The viewers took notice, as ratings soared with a 7.8 rating and a 17 share for the entire 9 a.m. to 5:30 p.m. special report. The telecast peaked with a 13.1 rating and a 24 share at 4:15 p.m. This provided a great opportunity to showcase our news at KPHO, which has had limited ratings success in the past. As an aside, we decided to own this huge fire that took place in this market. Our press coverage indicated to me that KPHO is really on the right track.

Turning to sales, in the past you have heard us talk about the cross-promotional opportunities that exist between our publishing and broadcasting groups. Our ability to tap into the tremendous resources of these great brands gives our television stations a competitive advantage, and

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contributed to our strong revenue performance in the quarter.  Here are a couple of examples from the fourth quarter:

-- Our Cornerstone programs - which feature a tie-in with a Meredith magazine brand - are generating new and incremental revenues. The Better Homes and Gardens Home Improvement Idea Guide yielded nearly $1.2 million in revenue, a 15 percent increase over last year. All of our stations participated in the program, working with more than 50 individual clients. Overall, revenues generated by our Cornerstones in fiscal 2002 were up about 20 percent over the prior year.

-- This summer, WGCL launched a client promotion with sizzle. When Atlanta Gas Light signed a contestant from the "Survivor" television series as its spokesperson for natural gas grilling -- there's a tie-in -- the station recognized a hot promotional opportunity. The sales team pitched an advertising campaign featuring backyard grilling segments with the station's meteorologist. The segments are supported by promotional announcements and a recipe section on the Internet with a special tie to the Better Homes and Gardens Gas Grill Cookbook. Atlanta Gas Light committed to the promotion on the spot, garnering CBS Atlanta significant new business revenue.

To conclude, we posted ratings gains, revenue growth and improved EBITDA margins in the fourth quarter. The momentum is carrying into the first fiscal quarter of 2003, and we are seeing positive results.

With that look at our broadcast operations, let me turn it over to Suku for a financial update.


FINANCIAL

SUKU RADIA
----------
Thanks Kevin. As Bill noted earlier, our fourth fiscal quarter results included several special items, which were outlined in this morning's release. The three key items are:

-- First, after-tax nonoperating income of $37.9 million representing the noncash gain from the exchange of our television stations in Orlando and Ocala with FOX. The exchange was completed in mid-June to create a duopoly in the Portland market.

-- Second, an after-tax charge of $2.3 million for the write-down of broadcast film rights; and

-- Third, a $2.1 million after-tax charge in interest expense for the write-off of the fair market value of interest rate swap agreements. Due to our recent refinancing, which we completed in the fourth fiscal quarter, we no longer need the swap agreements to hedge variable rate debt.

We completed our refinancing program in the fourth fiscal quarter to take advantage of the favorable interest rate environment. Specifically, we placed $100 million of private placement notes with an average maturity of 5.5 years. In addition, we replaced our expiring syndicated revolving loan with a new five-year, $150 million revolving facility with essentially the same banks. We

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also entered into an asset-backed commercial paper program to diversify our funding sources and reduce our overall long-term cost of borrowing.

EITF Issue No. 01-09 requires classification of certain cooperative advertising and product placement costs previously classified as selling expenses to be now reflected as reductions in revenue. As a result of implementing the provisions of this announcement, the company's revenues and selling costs each were reduced by an equal amount of $4.6 million for the fourth quarter and $10.9 million for the full year, respectively. In fiscal 2001, which was also restated, the impact was $4.1 million in the fourth quarter and $9.8 million for the full fiscal year. Both circulation and other revenues were affected by this change, and these adjustments had no impact on earnings in either period.

We saw an improvement in our cash flow measurements in the fourth quarter of fiscal 2002. Free cash flow -- net income excluding special items plus depreciation and amortization, less capital expenditures -- was $28.9 million for the fourth quarter of fiscal 2002, up 32 percent from the $22.0 million in the prior-year quarter. For the full fiscal year, free cash flow rose nearly 16 percent to $87.0 million, compared to $75.3 million in fiscal 2001.

We also continue to benefit from our efforts to reduce costs. Costs were down approximately 2 percent for fiscal 2002, despite higher costs for postage and employee benefits. The cost reduction in the fiscal year is significant because we are now cycling against a reduced-cost year. Fiscal 2001 costs were down 2 percent from the prior year.


OUTLOOK
-------
Now let's take a look at the first quarter of fiscal 2003, and the entire 2003 fiscal year.

As Steve mentioned, publishing advertising revenues and pages are both running up in the low-single digits for the first quarter of fiscal 2003.

As Kevin mentioned, on a same-station basis, broadcast pacings are up in the low-double digits. Remember, broadcast pacings are a snapshot in time and change frequently.

As we look forward, I'll mention two items that will affect comparability in fiscal 2003.

First, as required for a fiscal-year company, we are adopting SFAS No. 142 in the first quarter of our 2003 fiscal year. We expect the adoption to benefit fiscal 2003 earnings by 8 cents per share in the first quarter and 30 cents per share for the full year due to the cessation of intangible amortization. Amortization charges reduced earnings per share by 8 cents in the first quarter of fiscal 2002 and by 31 cents per share for all of fiscal 2002.

Fiscal 2003 results will also reflect an after-tax charge of $85.7 million for the impairment provision pursuant to the requirements to SFAS No. 142. The noncash charge pertains to the write-down of intangible assets related primarily to the acquisition of WGCL in Atlanta. It will be recorded as a cumulative effect of a change in accounting principle during the first quarter of fiscal 2003.


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Second, the station exchange which created our Portland duopoly is expected to result in a revenue reduction of approximately $10 million in fiscal 2003. However, we expect the exchange will have a neutral impact on operating income because of staffing and other cost reductions at the two Portland stations.

Looking ahead to fiscal 2003 and its first fiscal quarter, the continued uncertainty of the economic climate makes precise guidance difficult.

At this time, we estimate earnings per share for the full fiscal year to be approximately 10 to 20 percent higher than the $1.11 per share before special items reported for fiscal 2002. Earnings per share in the first quarter of fiscal 2003 are expected to be approximately 20 to 30 percent higher than the 17 cents per share reported in the prior year quarter, in part, because we will be cycling against lost television revenues caused by the tragedies on Sept. 11, 2001. In addition, first quarter earnings will be aided by political television advertising.

Having given you that guidance, let me quantify these growth estimates for the sake of clarity. With the benefit of SFAS No. 142 added, we estimate that our earnings for the first quarter of fiscal 2003 will range from 28 to 30 cents per share. For the full 2003 fiscal year, we estimate that earnings will range from $1.55 to $1.65 per share.

Now, I'll turn the program back to Bill for a wrap-up.


BILL KERR
---------
Before we take your questions, I'll reiterate that I'm pleased with the results of our fourth fiscal quarter and the progress we are making in both of our businesses.

We are building upon our position as the preeminent home and family publisher in America. We are making progress in our broadcasting business and are positioning ourselves to take full advantage of our powerful broadcasting assets. And we continue to maintain a strong financial position, including a sound balance sheet, a low debt-to-EBITDA ratio and a historical track record of financial performance and forthright, accurate financial reporting.

At Meredith, we have always put a high priority on good corporate governance. Not surprisingly, we are already fundamentally in compliance with the New York Stock Exchange proposals for changes in listed company standards. For example:

-- The majority of our board members are independent directors;

-- Key Board committees like Compensation/Nominating and Audit consist entirely of independent directors;

-- Our Board meets with our independent auditors without anyone from the company present; also, the auditors do not perform any other work for the company, beyond some nominal tax work;

-- Our Board also meets in executive session without my involvement;

-- Our stock option programs have always been subject to shareholder approval;


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-- We do not engage in loan transactions or similar arrangements with executives or directors;

-- We use executive options appropriately and in moderation - our run rate is about 1.5 percent and we always buy enough shares to offset dilution;

-- We are supportive of the call for increased corporate governance as reflected in the New York Stock Exchange proposals, as well as the recent federal legislation signed this week by President Bush.

And finally, on a personal basis, I'm pleased that Meredith Corporation -- the company for whom I work and in which you have invested -- has always taken a fiscally conservative approach, and puts a premium on ethical behavior.

With that, we'll take your questions.










































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